Press Release

Company Contact:
Exhibit 99.1
Michael J. Fitzpatrick
Chief Financial Officer
OceanFirst Financial Corp.
Tel: (732) 240-4500, ext. 7506
Email: Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OCEANFIRST FINANCIAL CORP.
ANNOUNCES QUARTERLY AND ANNUAL
EARNINGS AND FINANCIAL RESULTS

    RED BANK, NEW JERSEY, JANUARY 27, 2022…OceanFirst Financial Corp. (NASDAQ:“OCFC”), (the “Company”), the holding company for OceanFirst Bank N.A. (the “Bank”), announced net income available to common stockholders of $21.7 million, or $0.37 per diluted share, for the quarter ended December 31, 2021, as compared to $32.1 million, or $0.54 per diluted share, for the corresponding prior year period. For the year ended December 31, 2021, the Company reported net income available to common stockholders of $106.1 million, or $1.78 per diluted share, as compared to $61.2 million, or $1.02 per diluted share, for the prior year. Selected performance metrics are as follows (refer to “Selected Quarterly Financial Data” for additional information regarding the metrics):

	For the Three Months Ended,			For the Years Ended,
Performance Ratios (Annualized):	December 31,	September 30,	December 31,	December 31,	December 31,
	2021	2021	2020	2021	2020
Return on average assets	0.72%	0.78%	1.09%	0.91%	0.55%
Return on average stockholders’ equity	5.65	6.05	8.65	7.02	4.20
Return on average tangible stockholders’ equity (a)	8.59	9.20	13.43	10.73	6.59
Efficiency ratio	72.04	67.43	59.86	63.50	63.70
Net interest margin	2.99	2.93	2.97	2.93	3.16
(a) Return on average tangible stockholders’ equity, a non-GAAP (“generally accepted accounting principles”) measure, excludes the impact of intangible assets and goodwill from both assets and stockholders’ equity. Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding our non-GAAP measures and impact per period.

Core earnings1 for the quarter and year ended December 31, 2021 amounted to $28.5 million and $111.2 million, respectively, or $0.48 and $1.86 per diluted share, respectively. Non-core operations had an adverse impact, net of tax, of $6.8 million and $5.1 million for the quarter and year ended December 31, 2021, respectively.

	For the Three Months Ended,			For the Years Ended,
	December 31,	September 30,	December 31,	December 31,	December 31,
Core Ratios[1] (Annualized):	2021	2021	2020	2021	2020
Return on average assets	0.95%	0.90%	0.78%	0.95%	0.64%
Return on average tangible stockholders’ equity	11.30	10.62	9.71	11.25	7.77
Efficiency ratio	62.57	62.22	59.69	60.84	57.81

    Key developments for the recent quarter are described below:
•Loan Growth: Total loan growth for the quarter was $441.0 million. Excluding the impact of Paycheck Protection Program (“PPP”) loans of $29.6 million, total loan growth was $470.6 million for the quarter, reflecting record loan originations of $989.0 million and the purchase of a residential loan pool of $82.2 million. The committed loan pipeline remains strong at a record level of $671.0 million.
•Strengthening Margin: Net interest margin increased to 2.99%, from 2.93% in the prior linked quarter, largely driven by the reduction in excess liquidity to fund loan growth. Cost of deposits decreased two basis points to 0.20%, from 0.22% for the prior linked quarter, reflecting improved deposit quality.
1 Core earnings, a non-GAAP measure, and ratios derived from core earnings, for the periods presented, excludes merger related expenses, branch consolidation expenses, net loss (gain) on equity investments, Federal Home Loan Bank (“FHLB”) advance prepayment fees, gain on sale of Paycheck Protection Program (“PPP”) loans, the opening credit loss expense under the Current Expected Credit Loss (“CECL”) model related to the acquisitions of Two River Bancorp (“Two River”) and Country Bank Holding Company, Inc. (“Country Bank”) and the income tax effect of these items, (collectively referred to as “non-core” operations). Refer to “Explanation of Non-GAAP Financial Measures” and the “Non-GAAP Reconciliation” tables for additional information regarding our non-GAAP measures and impact per period.

•Branch Consolidations: The Company consolidated nine branches during the fourth quarter for a total of 67 branches consolidated. The branch consolidation expense was $7.3 million for the quarter ended December 31, 2021. Average deposits per branch totaled $207.1 million as of December 31, 2021. Additionally, the Company expects to consolidate another 10 branches in the first quarter of 2022.
•Subordinated Debt: The Company has provided notice to its trustee that it will redeem $35.0 million of subordinated debt due September 30, 2026 as of March 30, 2022. The debt currently carries an interest rate of 4.14% based on a floating rate of three months LIBOR plus 392 basis points.
Chairman and Chief Executive Officer, Christopher D. Maher, commented on the Company’s results, “During the fourth quarter, OceanFirst delivered exceptional loan growth with $989.0 million of loan originations while maintaining a robust committed pipeline of $671.0 million. This represents strong results from all of our commercial banking teams including our newest groups in Boston and Baltimore, which will add important momentum into 2022.” Mr. Maher added, “All of us at OceanFirst are proud to acknowledge our continued commitment to providing shareholder value as our Board of Directors has declared the Company’s 100th consecutive quarterly cash dividend for common stockholders.”
The Company’s Board of Directors declared its 100th consecutive quarterly cash dividend on common stock. The quarterly cash dividend on common stock of $0.17 per share will be paid on February 18, 2022 to common stockholders of record on February 7, 2022. The Board previously declared a quarterly cash dividend on preferred stock of $0.4375 per depositary share, representing 1/40th interest in the Series A Preferred Stock. This dividend will be paid on February 15, 2022 to preferred stockholders of record on January 31, 2022.

Results of Operations
Net income for the quarter ended December 31, 2021 was adversely impacted by non-core operations of $6.8 million, net of tax, while net income for the quarter ended December 31, 2020 was favorably impacted by non-core operations of $8.9 million, net of tax. Net income for the years ended December 31, 2021 and 2020 was adversely impacted by non-core operations of $5.1 million, net of tax, and $11.0 million, net of tax, respectively. Core earnings for the quarter ended December 31, 2021 were $28.5 million, or $0.48 per diluted share, representing an increase from core earnings of $23.2 million, or $0.39 per diluted share, for the corresponding prior year period. Core earnings for the year ended December 31, 2021 were $111.2 million, or $1.86 per diluted share, an increase from $72.2 million, or $1.20 per diluted share, for the prior year. Core earnings for the quarter ended December 31, 2021 increased from $26.7 million, or $0.45 per diluted share, for the prior linked quarter, which was adversely impacted by non-core operations of $3.6 million, net of tax.
Net Interest Income and Margin
Net interest income for the quarter ended December 31, 2021 increased to $80.6 million, as compared to $77.9 million for the corresponding prior year period. Net interest income for the year ended December 31, 2021 decreased to $305.3 million, as compared to $313.0 million for the prior year, as a result of the lower interest rate environment. Average interest-earning assets increased by $280.8 million for the quarter ended December 31, 2021, as compared to the corresponding prior year period, due to securities and loan growth, which was partly funded by the redeployment of excess cash. Average interest-earning assets increased by $512.9 million for the year ended December 31, 2021, as compared to the prior year, primarily concentrated in excess balance sheet liquidity and increased securities. Average loans receivable, net of allowance for loan credit losses, increased by $305.0 million and decreased by $201.0 million for the quarter and year ended December 31, 2021, respectively, as compared to the same prior year periods. Loans receivable, net was $8.58 billion at

December 31, 2021, as compared to an average balance of $8.30 billion for the quarter ended December 31, 2021.
Net interest margin for the quarter and year ended December 31, 2021 increased to 2.99% and decreased to 2.93%, respectively, from 2.97% and 3.16% for the same prior year periods, respectively. The net interest margin expansion for the quarter ended December 31, 2021 was primarily attributable to the decrease in excess balance sheet liquidity used to fund securities and loan growth. The net interest margin compression for the year ended December 31, 2021 was primarily due to the excess balance sheet liquidity and the lower interest rate environment. For the quarter and year ended December 31, 2021, the cost of average interest-bearing liabilities decreased to 0.40% and 0.49%, respectively, from 0.74% and 0.88% in the corresponding prior year periods, respectively, as a result of the lower interest rate environment. For the quarter and year ended December 31, 2021, the total cost of deposits (including non-interest bearing deposits) was 0.20% and 0.26%, respectively, as compared to 0.45% and 0.55% in the same prior year periods, respectively.
Net interest income for the quarter ended December 31, 2021 increased by $3.5 million, as compared to the prior linked quarter, and net interest margin increased to 2.99%, compared to 2.93% for the prior linked quarter. Excluding the impact of purchase accounting accretion and prepayment fees of 0.18% for each of the quarters ended December 31, 2021 and September 30, 2021, net interest margin increased to 2.81%, from 2.75%. The yield on average interest-earning assets increased to 3.28%, from 3.24% in the prior linked quarter. The total cost of average interest-bearing liabilities was 0.40% for the quarter ended December 31, 2021, as compared to 0.44% in the prior linked quarter, partly due to maturities of higher-yielding time deposits.
Benefit/Provision for Credit Loss
For the quarter and year ended December 31, 2021, the credit loss benefit was $1.6 million and $11.8 million, respectively, as compared to credit loss expense of $4.1 million and $59.4 million, respectively, for the corresponding prior year periods and a credit loss benefit of $3.2 million in the prior linked quarter. The credit loss benefit for the quarter and year ended December 31, 2021 and the quarter ended September 30, 2021 was influenced by positive trends in the Bank’s asset quality combined with stabilizing trends in economic forecasts, including strong employment levels and modest GDP growth, partly offset by the continuing economic uncertainty related to COVID-19 variants.
Net loan recoveries were $19,000 and $461,000 for the quarter and year ended December 31, 2021, respectively, as compared to net loan charge-offs of $2.9 million and $18.9 million, respectively, for the corresponding prior year periods and net loan recoveries of $386,000 in the prior linked quarter. The quarter ended December 31, 2020 included $2.3 million of charge-offs related to the sale of under-performing residential and consumer loans. The year ended December 31, 2020 included $14.6 million of charge-offs related to the sale of higher risk commercial loans and $3.3 million of charge-offs related to the sale of under-performing residential and consumer loans. Non-performing loans totaled $18.9 million at December 31, 2021, as compared to $23.3 million at September 30, 2021 and $36.4 million at December 31, 2020.
Non-interest Income
    For the quarter and year ended December 31, 2021, other income decreased to $9.4 million and $51.9 million, respectively, as compared to $40.6 million and $73.9 million, respectively, for the corresponding prior year periods. Other income for the quarter and year ended December 31, 2021 included net losses of $1.3 million and net gains of $7.1 million, respectively, related to non-core operations. Other income for the quarter and year ended December 31, 2020 included $29.6 million and $26.0 million, respectively, of net gains related to non-core operations. The net gain on equity investments was primarily a result of several programs implemented by the Company in 2020 to invest excess liquidity in high quality equity securities with attractive dividend yields which were subsequently sold in 2020 and 2021.

Excluding non-core operations, the decrease in other income of $370,000 for the quarter ended December 31, 2021, as compared to the corresponding prior year period, was primarily due to decreases in net gain on sale of loans of $1.2 million and fees and service charges of $636,000, partly offset by an increase in commercial loan swap income of $1.2 million.
Excluding non-core operations, the decrease in other income of $3.1 million for the year ended December 31, 2021, as compared to the prior year, was primarily due to decreases in commercial loan swap income of $4.0 million and fees and service charges of $2.0 million, partly offset by increases in bankcard services of $1.9 million, due to lower card activity in the prior year period as a result of the pandemic, and income from bank owned life insurance of $408,000.
    Excluding non-core operations, other income for the quarter ended December 31, 2021 increased $313,000, as compared to the prior linked quarter, primarily due to an increase in income from bank owned life insurance of $421,000.
Non-interest Expense
Operating expenses decreased to $64.8 million and $226.9 million for the quarter and year ended December 31, 2021, respectively, as compared to $70.9 million and $246.4 million, respectively, for the same prior year periods. Operating expenses for the quarter and year ended December 31, 2021 included $7.7 million and $13.8 million, respectively, of net expenses related to non-core operations. Operating expenses for the quarter and year ended December 31, 2020 included $17.9 million and $37.8 million, respectively, of net expenses related to non-core operations.
Excluding non-core operations, the $4.0 million increase in operating expenses for the quarter ended December 31, 2021, as compared to the corresponding prior year period, was primarily due to increases in compensation and benefits expense of $3.7 million, and data processing expense of $3.2 million, partly offset by decreases in professional fees of $1.2 million, other operating expense of $573,000, and equipment expense of $503,000.

Excluding non-core operations, the $4.4 million increase in operating expenses for the year ended December 31, 2021, as compared to the prior year, was primarily due to increases in compensation and benefits expense of $5.9 million, primarily related to higher benefit costs, data processing expense of $4.1 million, and federal deposit insurance and regulatory assessments of $1.3 million, partly offset by decreases in equipment expense of $2.3 million, professional fees of $1.2 million, other operating expense of $1.0 million, marketing expense of $948,000, and amortization of core deposit intangible of $733,000.
    Excluding non-core operations, operating expenses for the quarter ended December 31, 2021 increased $2.7 million, as compared to the prior linked quarter. The change was primarily due to an increase in data processing expense of $2.4 million.
Income Tax Expense
    The provision for income taxes was $4.1 million and $32.2 million for the quarter and year ended December 31, 2021, respectively, as compared to $10.4 million and $17.7 million, respectively, for the same prior year periods and $7.4 million for the prior linked quarter. The effective tax rate was 15.3% and 22.6% for the quarter and year ended December 31, 2021, respectively, as compared to 24.0% and 21.9%, respectively, for the same prior year periods and 23.3% for the prior linked quarter. The lower effective tax rate for the quarter ended December 31, 2021, as compared to the corresponding prior year periods and prior linked quarter, was primarily due to allocation of taxable income to jurisdictions other than New Jersey, which is tied to our commercial banking strategy, and other tax optimization efforts.
Financial Condition
    Total assets increased by $291.3 million to $11.74 billion at December 31, 2021, from $11.45 billion at December 31, 2020. Cash and due from banks decreased by $1.07 billion to $204.9 million at December 31, 2021, from $1.27 billion at December 31, 2020, as excess liquidity was primarily used to fund loan growth and purchase securities. Total debt securities increased by $586.9 million at

December 31, 2021, as compared to December 31, 2020. Total loans, excluding PPP loans of $22.9 million and $95.4 million at December 31, 2021 and December 31, 2020, respectively, increased by $939.2 million, to $8.60 billion at December 31, 2021, from $7.66 billion at December 31, 2020, primarily due to loan originations and purchases of residential real estate loan pools.
    Deposits increased by $305.2 million, to $9.73 billion at December 31, 2021, from $9.43 billion at December 31, 2020. Total deposits, excluding time deposits of $775.0 million at December 31, 2021 and $1.37 billion at December 31, 2020, increased by $903.0 million to $8.96 billion at December 31, 2021, from $8.05 billion at December 31, 2020 as a result of the Company’s efforts to improve the quality of deposits. The loans-to-deposits ratio at December 31, 2021 was 88.6%, as compared to 82.3% at December 31, 2020.
    Stockholders’ equity increased to $1.52 billion at December 31, 2021, as compared to $1.48 billion at December 31, 2020. On June 25, 2021, the Company announced the authorization by the Board of Directors of the 2021 Stock Repurchase Program to repurchase up to an additional 3.0 million shares, which was approximately 5% of the Company’s outstanding common stock. For the year ended December 31, 2021, the Company repurchased 1,711,484 shares under its stock repurchase programs, at a weighted average cost of $21.07, and there were 3,307,661 shares available for repurchase at December 31, 2021 under the existing stock repurchase programs. Stockholders’ equity per common share increased to $25.63 at December 31, 2021, as compared to $24.57 at December 31, 2020. Tangible common equity per common share increased by 6.3%, to $15.93 at December 31, 2021, as compared to $14.98 at December 31, 2020.

Asset Quality
    The Company’s non-performing loans decreased to $18.9 million at December 31, 2021, as compared to $36.4 million at December 31, 2020. Non-performing loans at December 31, 2021 do not include $41.8 million of purchased with credit deterioration (“PCD”) loans from prior bank acquisitions. The allowance for loan credit losses as a percentage of total non-performing loans was 257.8% at December 31, 2021, as compared to 166.8% at December 31, 2020. The Company’s level of 30 to 89 days delinquent loans, excluding non-performing and PCD loans, improved to $13.5 million at December 31, 2021, from $34.7 million at December 31, 2020. The Company’s proactive management of higher risk loans in 2020 has proven valuable, as credit trends have steadily improved throughout 2021.
The Company’s allowance for loan credit losses was 0.57% of total loans at December 31, 2021, as compared to 0.78% at December 31, 2020. The allowance for loan credit losses plus the unamortized credit and PCD marks amounted to $67.8 million, or 0.79% of total loans, at December 31, 2021.

Explanation of Non-GAAP Financial Measures
    Reported amounts are presented in accordance with GAAP. The Company’s management believes that the supplemental non-GAAP information, which consists of reported net income excluding non-core operations and reporting equity and asset amounts excluding intangible assets and goodwill, which can vary from period to period, provides a better comparison of period to period operating performance. Additionally, the Company believes this information is utilized by regulators and market analysts to evaluate a company’s financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Refer to the Non-GAAP Reconciliation table at the end of this document for details on the earnings impact of these items.
Annual Meeting
The Company also announced today that its Annual Meeting of Stockholders will be held on Wednesday, May 25, 2022 at 9:00 a.m. Eastern Time. The record date for stockholders to vote at the Annual Meeting is April 6, 2022. Additional information regarding virtual access to the meeting will be distributed prior to the meeting.
Conference Call
    As previously announced, the Company will host an earnings conference call on Friday, January 28, 2022 at 11:00 a.m. Eastern Time. The direct dial number for the call is 1-844-200-6205, toll free, using the access code 733688. For those unable to participate in the conference call, a replay will be available. To access the replay, dial 1-866-813-9403, access code 549028, from one hour after the end of the call until April 28, 2022. The conference call will also be available (listen-only) via the Internet by accessing the Company’s Web address: www.oceanfirst.com - Investor Relations. The webcast will be available for 90 days.
* * *

    OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank N.A., founded in 1902, is a $11.7 billion regional bank providing financial services throughout New Jersey and in the major metropolitan markets of Philadelphia, New York, Baltimore, Washington D.C and Boston. OceanFirst Bank delivers commercial and residential financing, treasury management, trust and asset management, and deposit services and is one of the largest and oldest community-based financial institutions headquartered in New Jersey. To learn more about OceanFirst, go to www.oceanfirst.com.

Forward-Looking Statements

In addition to historical information, this news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “should,” “may,” “view,” “opportunity,” “potential,” or similar expressions or expressions of confidence. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and its subsidiaries include, but are not limited to: the impact of the COVID-19 or any other pandemic on our operations and financial results and those of our customers, changes in interest rates, general economic conditions, levels of unemployment in the Bank’s lending area, real estate market values in the Bank’s lending area, future natural disasters and increases to flood insurance premiums, the level of prepayments on loans and mortgage-backed securities, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, accounting principles and guidelines and the Bank’s ability to successfully integrate acquired operations. These risks and uncertainties are further discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, under Item 1A - Risk Factors and elsewhere, and subsequent securities filings and should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands)

	December 31, 2021	September 30, 2021	December 31, 2020
	(Unaudited)	(Unaudited)
Assets
Cash and due from banks	$204,949	$981,126	$1,272,134
Debt securities available-for-sale, at estimated fair value	568,255	314,620	183,302
Debt securities held-to-maturity, net of allowance for securities credit losses of $1,467 at December 31, 2021, $1,503 at September 30, 2021, and $1,715 at December 31, 2020 (estimated fair value of $1,152,744 at December 31, 2021, $1,143,381 at September 30, 2021, and $968,466 at December 31, 2020)	1,139,193	1,125,382	937,253
Equity investments	101,155	101,314	107,079
Restricted equity investments, at cost	53,195	53,017	51,705
Loans receivable, net of allowance for loan credit losses of $48,850 at December 31, 2021, $50,153 at September 30, 2021, and $60,735 at December 31, 2020	8,583,352	8,139,961	7,704,857
Loans held-for-sale	—	13,428	45,524
Interest and dividends receivable	32,606	32,512	35,269
Other real estate owned	106	106	106
Premises and equipment, net	125,828	123,669	107,094
Bank owned life insurance	259,207	260,072	265,253
Assets held for sale	6,229	4,613	5,782
Goodwill	500,319	500,319	500,319
Core deposit intangible	18,215	19,558	23,668
Other assets	147,007	159,991	208,968
Total assets	$11,739,616	$11,829,688	$11,448,313
Liabilities and Stockholders’ Equity
Deposits	$9,732,816	$9,774,097	$9,427,616
Securities sold under agreements to repurchase with retail customers	118,769	143,292	128,454
Other borrowings	229,141	228,887	235,471
Advances by borrowers for taxes and insurance	20,305	22,214	17,296
Other liabilities	122,032	147,949	155,346
Total liabilities	10,223,063	10,316,439	9,964,183
Total stockholders’ equity	1,516,553	1,513,249	1,484,130
Total liabilities and stockholders’ equity	$11,739,616	$11,829,688	$11,448,313

OceanFirst Financial Corp.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	For the Three Months Ended,			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
	2021	2021	2020	2021	2020
	|--------------------- (Unaudited) ---------------------|			(Unaudited)
Interest income:
Loans	$81,392	$78,889	$84,997	$315,237	$349,221
Debt securities	5,654	5,040	5,539	22,033	24,116
Equity investments and other	1,411	1,491	2,026	4,822	6,271
Total interest income	88,457	85,420	92,562	342,092	379,608
Interest expense:
Deposits	5,010	5,379	10,679	25,210	48,290
Borrowed funds	2,861	2,909	4,032	11,544	18,367
Total interest expense	7,871	8,288	14,711	36,754	66,657
Net interest income	80,586	77,132	77,851	305,338	312,951
Credit loss (benefit) expense	(1,573)	(3,179)	4,072	(11,832)	59,404
Net interest income after credit loss (benefit) expense	82,159	80,311	73,779	317,170	253,547
Other income:
Bankcard services revenue	3,308	3,409	3,098	13,360	11,417
Trust and asset management revenue	562	584	492	2,336	2,052
Fees and service charges	3,314	2,973	3,950	13,833	15,808
Net gain (loss) on sales of loans	6	(15)	6,348	3,186	8,278
Net (loss) gain on equity investments	(1,252)	(466)	24,487	7,145	21,214
Net (loss) gain from other real estate operations	(3)	(3)	23	(15)	35
Income from bank owned life insurance	2,061	1,640	1,798	6,832	6,424
Commercial loan swap income	1,323	1,588	116	4,095	8,080
Other	91	173	308	1,159	618
Total other income	9,410	9,883	40,620	51,931	73,926
Operating expenses:
Compensation and employee benefits	31,006	30,730	27,323	120,014	114,155
Occupancy	5,101	5,005	4,968	20,481	20,782
Equipment	1,435	1,124	1,938	5,443	7,769
Marketing	614	496	632	2,169	3,117
Federal deposit insurance and regulatory assessments	1,733	1,459	1,859	6,155	4,871
Data processing	7,774	5,363	4,624	21,570	17,467
Check card processing	1,170	1,337	1,507	5,182	5,458
Professional fees	2,726	3,089	3,908	11,043	12,247
FHLB advance prepayment fees	—	—	13,333	—	14,257
Amortization of core deposit intangible	1,343	1,354	1,526	5,453	6,186
Branch consolidation expense	7,286	4,014	3,336	12,337	7,623
Merger related expenses	451	225	1,194	1,503	15,947
Other operating expense	4,195	4,477	4,768	15,510	16,552
Total operating expenses	64,834	58,673	70,916	226,860	246,431
Income before provision for income taxes	26,735	31,521	43,483	142,241	81,042
Provision for income taxes	4,078	7,354	10,419	32,165	17,733
Net income	22,657	24,167	33,064	110,076	63,309
Dividends on preferred shares	1,004	1,004	1,004	4,016	2,097
Net income available to common stockholders	$21,653	$23,163	$32,060	$106,060	$61,212
Basic earnings per share	$0.37	$0.40	$0.53	$1.79	$1.02
Diluted earnings per share	$0.37	$0.39	$0.54	$1.78	$1.02
Average basic shares outstanding	58,801	59,311	59,961	59,406	59,919
Average diluted shares outstanding	59,044	59,515	60,057	59,649	60,072

OceanFirst Financial Corp.
SELECTED LOAN AND DEPOSIT DATA
(dollars in thousands)

LOANS RECEIVABLE		At
		December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Commercial:
Commercial and industrial		$449,224	$457,674	$474,919	$498,245	$470,656
Commercial real estate - owner-occupied		1,055,065	1,123,973	1,045,514	1,066,351	1,145,065
Commercial real estate - investor		4,378,061	3,922,983	3,836,230	3,804,351	3,491,464
Total commercial		5,882,350	5,504,630	5,356,663	5,368,947	5,107,185
Consumer:
Residential real estate		2,479,701	2,401,240	2,168,545	2,189,348	2,309,459
Home equity loans and lines and other consumer		260,819	275,962	295,582	314,242	339,462
Total consumer		2,740,520	2,677,202	2,464,127	2,503,590	2,648,921
Total loans		8,622,870	8,181,832	7,820,790	7,872,537	7,756,106
Deferred origination costs (fees), net		9,332	8,282	7,437	8,029	9,486
Allowance for loan credit losses		(48,850)	(50,153)	(53,876)	(59,976)	(60,735)
Loans receivable, net		$8,583,352	$8,139,961	$7,774,351	$7,820,590	$7,704,857
Mortgage loans serviced for others		$60,447	$64,840	$68,778	$74,037	$95,789
	At December 31, 2021 Average Yield
Loan pipeline (1):
Commercial	3.65%	$539,426	$482,942	$463,388	$154,946	$210,024
Residential real estate	3.03	123,211	160,070	153,798	178,352	151,152
Home equity loans and lines	4.41	8,381	8,420	11,369	11,031	6,630
Total	3.55%	$671,018	$651,432	$628,555	$344,329	$367,806

	For the Three Months Ended
	December 31, 2021			September 30, 2021		June 30, 2021		March 31, 2021		December 31, 2020
	Average Yield
Loan originations:
Commercial	3.28%	$780,464		$585,667		$259,163	(2)	$547,591	(2)	$173,715
Residential real estate	3.01	195,942	(3)	174,365	(3)	173,354		189,942		222,780
Home equity loans and lines	4.05	12,552		11,782		14,870		10,278		13,435
Total	3.24%	$988,958		$771,814		$447,387		$747,811		$409,930
Loans sold		$649		$1,756		$29,556		$67,500		$56,126	(4)
(1)Loan pipeline includes loans approved but not funded.
(2)Excludes loans originated through the PPP of $13 million and $60 million for the three months ended June 30, 2021 and March 31, 2021, respectively.
(3)Excludes residential real estate loan pool purchases of $82.2 million and $219.7 million for the three months ended December 31, 2021 and September 30, 2021, respectively.
(4)Excludes the sale of PPP loans of $298.1 million, higher risk commercial loans of $64.8 million, net of charge-offs and under-performing residential and home equity loans and lines of $10.5 million, net of charge-offs, for the three months ended December 31, 2020.

DEPOSITS	At
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Type of Account
Non-interest-bearing	$2,412,056	$2,467,952	$2,505,355	$2,417,935	$2,133,195
Interest-bearing checking	4,201,736	4,013,565	3,628,741	3,623,132	3,646,866
Money market	736,090	816,691	734,320	782,459	783,521
Savings	1,607,933	1,620,447	1,590,441	1,568,528	1,491,251
Time deposits	775,001	855,442	956,429	1,110,758	1,372,783
Total deposits	$9,732,816	$9,774,097	$9,415,286	$9,502,812	$9,427,616

OceanFirst Financial Corp.
ASSET QUALITY
(dollars in thousands)

ASSET QUALITY	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Non-performing loans:
Commercial and industrial	$299	$354	$1,566	$1,616	$1,551
Commercial real estate - owner-occupied	8,687	8,997	11,527	11,676	13,054
Commercial real estate - investor	2,021	6,904	10,549	12,366	10,660
Residential real estate	6,094	5,484	6,114	6,398	8,642
Home equity loans and lines and other consumer	1,847	1,605	1,924	2,072	2,503
Total non-performing loans	18,948	23,344	31,680	34,128	36,410
Other real estate owned	106	106	106	106	106
Total non-performing assets	$19,054	$23,450	$31,786	$34,234	$36,516
PCD loans (1)	$41,817	$41,372	$40,064	$44,421	$48,488
Delinquent loans 30 to 89 days	$13,546	$6,647	$5,313	$16,477	$34,683
Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$10,974	$9,617	$9,803	$4,785	$5,158
Performing	12,320	9,661	10,311	11,466	12,009
Total troubled debt restructurings	$23,294	$19,278	$20,114	$16,251	$17,167
Allowance for loan credit losses	$48,850	$50,153	$53,876	$59,976	$60,735
Allowance for loan credit losses as a percent of total loans receivable (2)	0.57%	0.61%	0.69%	0.76%	0.78%
Allowance for loan credit losses as a percent of total non-performing loans (2)	257.81	214.84	170.06	175.74	166.81
Non-performing loans as a percent of total loans receivable	0.22	0.29	0.41	0.43	0.47
Non-performing assets as a percent of total assets	0.16	0.20	0.28	0.30	0.32
(1)PCD loans are not included in non-performing loans, troubled debt restructurings or delinquent loans totals as such loans are marked to fair value at the time of acquisition.
(2)Loans acquired from prior bank acquisitions were recorded at fair value. The net unamortized credit and PCD marks on these loans, not reflected in the allowance for loan credit losses, was $18.9 million, $21.3 million, $23.6 million, $25.7 million, and $28.0 million at December 31, 2021, September 30, 2021, June 30, 2021, March 31, 2021, and December 31, 2020, respectively.

NET LOAN RECOVERIES (CHARGE-OFFS)	For the Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Net loan recoveries (charge-offs):
Loan charge-offs	$(92)	$(163)	$(420)	$(356)	$(3,220)
Recoveries on loans	111	549	196	636	278
Net loan recoveries (charge-offs)	$19	$386	$(224)	$280	$(2,942)	(1)
Net loan recoveries (charge-offs) to average total loans (annualized)	NM*	NM*	0.01%	NM*	0.15%
Net loan recoveries (charge-offs) detail:
Commercial	$(24)	$(33)	$(304)	$126	$(775)
Residential real estate	21	280	—	(203)	(1,731)
Home equity loans and lines and other consumer	22	139	80	357	(436)
Net loan recoveries (charge-offs)	$19	$386	$(224)	$280	$(2,942)	(1)
(1)Included in net loan charge-offs for the three months ended December 31, 2020 was $2.3 million related to under-performing residential and consumer loans sold.
* Not meaningful

OceanFirst Financial Corp.
ANALYSIS OF NET INTEREST INCOME

	For the Three Months Ended
	December 31, 2021			September 30, 2021			December 31, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)	Average Balance	Interest	Average Yield/ Cost (1)
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$698,652	$300	0.17%	$1,053,797	$441	0.17%	$1,223,472	$341	0.11%
Securities (2)	1,710,143	6,765	1.57	1,542,630	6,090	1.57	1,209,543	7,224	2.38
Loans receivable, net (3)
Commercial	5,635,642	57,829	4.07	5,361,472	55,387	4.10	5,271,633	58,776	4.44
Residential real estate	2,430,635	20,454	3.37	2,260,673	20,076	3.55	2,420,494	21,530	3.56
Home equity loans and lines and other consumer	273,007	3,109	4.52	289,011	3,426	4.70	351,920	4,691	5.30
Allowance for loan credit losses, net of deferred loan costs and fees	(41,889)	—	—	(46,436)	—	—	(51,682)	—	—
Loans receivable, net	8,297,395	81,392	3.89	7,864,720	78,889	3.98	7,992,365	84,997	4.23
Total interest-earning assets	10,706,190	88,457	3.28	10,461,147	85,420	3.24	10,425,380	92,562	3.53
Non-interest-earning assets	1,247,420			1,276,890			1,322,112
Total assets	$11,953,610			$11,738,037			$11,747,492
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking	$4,249,001	2,851	0.27%	$3,841,475	2,854	0.29%	$3,601,814	4,836	0.53%
Money market	790,471	282	0.14	767,854	245	0.13	766,866	586	0.30
Savings	1,611,522	141	0.03	1,609,197	146	0.04	1,489,853	240	0.06
Time deposits	819,025	1,736	0.84	904,384	2,134	0.94	1,437,770	5,017	1.39
Total	7,470,019	5,010	0.27	7,122,910	5,379	0.30	7,296,303	10,679	0.58
FHLB advances	—	—	—	—	—	—	204,880	779	1.51
Securities sold under agreements to repurchase	132,520	50	0.15	142,494	51	0.14	143,385	154	0.43
Other borrowings	228,980	2,811	4.87	228,695	2,858	4.96	242,030	3,099	5.09
Total borrowings	361,500	2,861	3.14	371,189	2,909	3.11	590,295	4,032	2.72
Total interest-bearing liabilities	7,831,519	7,871	0.40	7,494,099	8,288	0.44	7,886,598	14,711	0.74
Non-interest-bearing deposits	2,467,588			2,576,123			2,209,532
Non-interest-bearing liabilities	134,527			148,327			176,274
Total liabilities	10,433,634			10,218,549			10,272,404
Stockholders’ equity	1,519,976			1,519,488			1,475,088
Total liabilities and equity	$11,953,610			$11,738,037			$11,747,492
Net interest income		$80,586			$77,132			$77,851
Net interest rate spread (4)			2.88%			2.80%			2.79%
Net interest margin (5)			2.99%			2.93%			2.97%
Total cost of deposits (including non-interest-bearing deposits)			0.20%			0.22%			0.45%

(footnotes on following page)

(continued)

	For the Year Ended
	December 31, 2021			December 31, 2020
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets:
Interest-earning assets:
Interest-earning deposits and short-term investments	$969,982	$1,258	0.13%	$613,971	$1,034	0.17%
Securities (2)	1,517,649	25,597	1.69	1,159,764	29,353	2.53
Loans receivable, net (3)
Commercial	5,362,265	221,144	4.12	5,299,813	236,749	4.47
Residential real estate	2,309,790	79,696	3.45	2,465,740	93,120	3.78
Home equity loans and lines and other consumer	298,193	14,397	4.83	390,421	19,352	4.96
Allowance for loan credit losses, net of deferred loan costs and fees	(48,637)	—	—	(33,343)	—	—
Loans receivable, net	7,921,611	315,237	3.98	8,122,631	349,221	4.30
Total interest-earning assets	10,409,242	342,092	3.29	9,896,366	379,608	3.84
Non-interest-earning assets	1,260,079			1,310,474
Total assets	$11,669,321			$11,206,840
Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest-bearing checking	$3,878,465	13,400	0.35%	$3,168,889	19,395	0.61%
Money market	769,157	1,105	0.14	677,554	2,902	0.43
Savings	1,581,472	631	0.04	1,449,982	2,505	0.17
Time deposits	985,328	10,074	1.02	1,531,857	23,488	1.53
Total	7,214,422	25,210	0.35	6,828,282	48,290	0.71
FHLB advances	—	—	—	413,290	7,018	1.70
Securities sold under agreements to repurchase	134,939	253	0.19	125,500	562	0.45
Other borrowings	228,600	11,291	4.94	207,386	10,787	5.20
Total borrowings	363,539	11,544	3.18	746,176	18,367	2.46
Total interest-bearing liabilities	7,577,961	36,754	0.49	7,574,458	66,657	0.88
Non-interest-bearing deposits	2,429,547			2,031,100
Non-interest-bearing liabilities	151,950			144,571
Total liabilities	10,159,458			9,750,129
Stockholders’ equity	1,509,863			1,456,711
Total liabilities and equity	$11,669,321			$11,206,840
Net interest income		$305,338			$312,951
Net interest rate spread (4)			2.80%			2.96%
Net interest margin (5)			2.93%			3.16%
Total cost of deposits (including non-interest-bearing deposits)			0.26%			0.55%
(1)    Average yields and costs are annualized.
(2)    Amounts represent debt and equity securities, including FHLB and Federal Reserve Bank stock, and are recorded at average amortized cost, net of allowance for securities credit losses.
(3)    Amount is net of deferred loan costs and fees, undisbursed loan funds, discounts and premiums and allowance for loan credit losses, and includes loans held for sale and non-performing loans.
(4)    Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average interest-earning assets.

OceanFirst Financial Corp.
SELECTED QUARTERLY FINANCIAL DATA
(in thousands, except per share amounts)

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Selected Financial Condition Data:
Total assets	$11,739,616	$11,829,688	$11,483,901	$11,577,472	$11,448,313
Debt securities available-for-sale, at estimated fair value	568,255	314,620	249,330	268,511	183,302
Debt securities held-to-maturity, net of allowance for securities credit losses	1,139,193	1,125,382	1,146,735	1,082,326	937,253
Equity investments	101,155	101,314	90,917	50,159	107,079
Restricted equity investments, at cost	53,195	53,017	52,519	52,199	51,705
Loans receivable, net of allowance for loan credit losses	8,583,352	8,139,961	7,774,351	7,820,590	7,704,857
Deposits	9,732,816	9,774,097	9,415,286	9,502,812	9,427,616
Securities sold under agreements to repurchase and other borrowings	347,910	372,179	370,039	362,641	363,925
Stockholders’ equity	1,516,553	1,513,249	1,508,789	1,498,719	1,484,130

	For the Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Selected Operating Data:
Interest income	$88,457	$85,420	$83,341	$84,874	$92,562
Interest expense	7,871	8,288	9,325	11,270	14,711
Net interest income	80,586	77,132	74,016	73,604	77,851
Credit loss (benefit) expense	(1,573)	(3,179)	(6,460)	(620)	4,072
Net interest income after credit loss (benefit) expense	82,159	80,311	80,476	74,224	73,779
Other income (excluding net (loss) gain on equity investments and gain on sale of PPP loans)	10,662	10,349	11,227	12,548	11,032
Net (loss) gain on equity investments	(1,252)	(466)	576	8,287	24,487
Gain on sale of PPP loans	—	—	—	—	5,101
Operating expenses (excluding FHLB advance prepayment fees, branch consolidation and merger related expenses)	57,097	54,434	51,198	50,291	53,053
FHLB advance prepayment fees	—	—	—	—	13,333
Branch consolidation expense	7,286	4,014	26	1,011	3,336
Merger related expenses	451	225	446	381	1,194
Income before provision for income taxes	26,735	31,521	40,609	43,376	43,483
Provision for income taxes	4,078	7,354	10,054	10,679	10,419
Net income	$22,657	$24,167	$30,555	$32,697	$33,064
Net income available to common stockholders	$21,653	$23,163	$29,551	$31,693	$32,060
Diluted earnings per share	$0.37	$0.39	$0.49	$0.53	$0.54
Net accretion/amortization of purchase accounting adjustments included in net interest income	$3,610	$3,644	$2,835	$3,650	$6,186

(continued)

	At or For the Three Months Ended
	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Selected Financial Ratios and Other Data(1):
Performance Ratios (Annualized):
Return on average assets (2)	0.72%	0.78%	1.03%	1.12%	1.09%
Return on average tangible assets (2) (3)	0.75	0.82	1.08	1.18	1.14
Return on average stockholders' equity (2)	5.65	6.05	7.88	8.59	8.65
Return on average tangible stockholders' equity (2) (3)	8.59	9.20	12.07	13.22	13.43
Stockholders' equity to total assets	12.92	12.79	13.14	12.95	12.96
Tangible stockholders' equity to tangible assets (3)	8.89	8.78	9.01	8.83	8.79
Tangible common equity to tangible assets (3)	8.40	8.29	8.50	8.33	8.28
Net interest rate spread	2.88	2.80	2.75	2.78	2.79
Net interest margin	2.99	2.93	2.89	2.93	2.97
Operating expenses to average assets (2)	2.15	1.98	1.80	1.83	2.40
Efficiency ratio (2) (4)	72.04	67.43	60.21	54.73	59.86
Loans-to-deposits	88.60	83.71	83.06	82.84	82.27

	At or For the Year Ended December 31,
	2021	2020
Performance Ratios:
Return on average assets (2)	0.91%	0.55%
Return on average tangible assets (2) (3)	0.95	0.57
Return on average stockholders' equity (2)	7.02	4.20
Return on average tangible stockholders' equity (2) (3)	10.73	6.59
Net interest rate spread	2.80	2.96
Net interest margin	2.93	3.16
Operating expenses to average assets (2)	1.94	2.20
Efficiency ratio (2) (4)	63.50	63.70

(continued)

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Trust and Asset Management:
Wealth assets under administration and management (“AUA/M”)	$287,404	$274,807	$278,785	$274,172	$245,175
Nest Egg AUA/M	428,558	423,563	425,921	410,497	398,174
Total AUA/M	715,962	698,370	704,706	684,669	643,349
Per Share Data:
Cash dividends per common share	$0.17	$0.17	$0.17	$0.17	$0.17
Stockholders’ equity per common share at end of period	25.63	25.47	25.22	24.84	24.57
Tangible common equity per common share at end of period (3)	15.93	15.78	15.58	15.26	14.98
Common shares outstanding at end of period	59,175,046	59,417,266	59,834,018	60,329,504	60,392,043
Preferred shares outstanding at end of period	57,370	57,370	57,370	57,370	57,370
Number of full-service customer facilities:	47	58	58	62	62
Quarterly Average Balances
Total securities	$1,710,143	$1,542,630	$1,501,484	$1,311,683	$1,209,543
Loans receivable, net	8,297,395	7,864,720	7,788,919	7,729,798	7,992,365
Total interest-earning assets	10,706,190	10,461,147	10,282,888	10,180,392	10,425,380
Total goodwill and core deposit intangible	519,401	520,765	522,122	523,499	525,511
Total assets	11,953,610	11,738,037	11,539,732	11,439,501	11,747,439
Time deposits	819,025	904,384	1,002,086	1,221,123	1,437,770
Total deposits (including non-interest-bearing deposits)	9,937,607	9,699,033	9,507,392	9,425,609	9,505,835
Total borrowed funds	361,500	371,189	363,531	357,812	590,295
Total interest-bearing liabilities	7,831,519	7,494,099	7,408,720	7,571,148	7,886,598
Non-interest bearing deposits	2,467,588	2,576,123	2,462,203	2,212,273	2,209,532
Stockholders’ equity	1,519,976	1,519,488	1,504,035	1,495,580	1,475,088
Tangible stockholders’ equity	1,000,575	998,723	981,913	972,081	949,577
Quarterly Yields
Total securities	1.57%	1.57%	1.62%	2.07%	2.38%
Loans receivable, net	3.89	3.98	3.97	4.09	4.23
Total interest-earning assets	3.28	3.24	3.25	3.38	3.53
Time deposits	0.84	0.94	1.03	1.21	1.39
Total cost of deposits (including non-interest-bearing deposits)	0.20	0.22	0.27	0.37	0.45
Total borrowed funds	3.14	3.11	3.31	3.14	2.72
Total interest-bearing liabilities	0.40	0.44	0.50	0.60	0.74
Net interest spread	2.88	2.80	2.75	2.78	2.79
Net interest margin	2.99	2.93	2.89	2.93	2.97

(1)    With the exception of end of quarter ratios, all ratios are based on average daily balances.
(2)    Performance ratios for each period are presented on a GAAP basis and include non-core operations. Refer to “Non-GAAP Reconciliation.”
(3)    Tangible stockholders’ equity and tangible assets exclude intangible assets related to goodwill and core deposit intangible. Tangible common equity excludes goodwill, core deposit intangible and preferred equity.
(4)    Efficiency ratio represents the ratio of operating expenses to the aggregate of other income and net interest income.

OceanFirst Financial Corp.
OTHER ITEMS
(dollars in thousands, except per share amounts)

NON-GAAP RECONCILIATION

	For the Three Months Ended
	December 31, 2021		September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
Core Earnings:
Net income available to common stockholders (GAAP)	$21,653		$23,163	$29,551	$31,693	$32,060
Add (less) non-recurring and non-core items:
Merger related expenses	451		225	446	381	1,194
Branch consolidation expense	7,286	(1)	4,014	26	1,011	3,336
Net loss (gain) on equity investments	1,252		466	(576)	(8,287)	(24,487)
FHLB advance prepayment fees	—		—	—	—	13,333
Gain on sale of PPP loans	—		—	—	—	(5,101)
Income tax (benefit) expense on items	(2,144)		(1,138)	26	1,666	2,832
Core earnings (Non-GAAP)	$28,498		$26,730	$29,473	$26,464	$23,167
Core diluted earnings per share	$0.48		$0.45	$0.49	$0.44	$0.39

Core Ratios (Annualized):
Return on average assets	0.95%		0.90%	1.02%	0.94%	0.78%
Return on average tangible assets	0.99		0.95	1.07	0.98	0.82
Return on average tangible stockholders’ equity	11.30		10.62	12.04	11.04	9.71
Efficiency ratio	62.57		62.22	60.06	58.37	59.69
(1) Includes $2.0 million of gains related to the sale of two branches for the three months ended December 31, 2021.

	For the Years Ended December 31,
	2021		2020
Core Earnings:
Net income available to common stockholders (GAAP)	$106,060		$61,212
Add (less) non-recurring and non-core items:
Merger related expenses	1,503		15,947
Branch consolidation expense	12,337	(1)	7,623
Net gain on equity investments	(7,145)		(20,911)
FHLB advance prepayment fees	—		14,257
Gain on sale of PPP loans	—		(5,101)
Two River and Country Bank opening credit loss expense under the CECL model	—		2,447
Income tax benefit on items	(1,590)		(3,288)
Core earnings (Non-GAAP)	$111,165		$72,186
Core diluted earnings per share	$1.86		$1.20

Core Ratios:
Return on average assets	0.95%		0.64%
Return on average tangible assets	1.00		0.68
Return on average tangible stockholders’ equity	11.25		7.77
Efficiency ratio	60.84		57.81
(1) Includes $2.0 million of gains related to the sale of two branches for the year ended December 31, 2021.

(continued)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Tangible Equity:
Total stockholders' equity	$1,516,553	$1,513,249	$1,508,789	$1,498,719	$1,484,130
Less:
Goodwill	500,319	500,319	500,319	500,319	500,319
Core deposit intangible	18,215	19,558	20,912	22,273	23,668
Tangible stockholders’ equity	998,019	993,372	987,558	976,127	960,143
Less:
Preferred stock	55,527	55,527	55,527	55,527	55,527
Tangible common equity	$942,492	$937,845	$932,031	$920,600	$904,616

Tangible Assets:
Total assets	$11,739,616	$11,829,688	$11,483,901	$11,577,472	$11,448,313
Less:
Goodwill	500,319	500,319	500,319	500,319	500,319
Core deposit intangible	18,215	19,558	20,912	22,273	23,668
Tangible assets	$11,221,082	$11,309,811	$10,962,670	$11,054,880	$10,924,326

Tangible stockholders' equity to tangible assets	8.89%	8.78%	9.01%	8.83%	8.79%
Tangible common equity to tangible assets	8.40%	8.29%	8.50%	8.33%	8.28%